May 8, 2012

Dear Shareholder:

I would like to share with you several positive developments relative to our progress so far in 2012.

First and foremost, we believe there are emergent signs of a real estate market recovery, as several key indicators appear to be trending in the right direction. As a result of actions we have taken since the pervasive economic collapse that began in late 2008, we believe we have positioned IMH Financial Corporation (“IMH” or the “Company”) to be successful in a variety of operating environments. While the turnaround of the real estate market in general and our portfolio specifically has been, and will continue to be, a slow and arduous process, we believe that much of the “heavy lifting” has already been done.

We have continued to streamline our organization while concurrently repurposing our portfolio in support of the Company’s strategic and financial goals. In addition, we have made positive strides in overcoming the challenges that have hamstrung the Company over the last few years, including the resolution of multiple investigations and audits involving the Company and its officers; the most costly and exhaustive of which was the SEC investigation that began in mid-2010.

SEC Investigation Resolution

We are very pleased to announce that on April 11, 2012, our outside legal counsel received written correspondence from the SEC’s Los Angeles Regional Office stating that it had completed its investigation of IMH and that it does not intend to take any enforcement action. We are hopeful that this SEC letter represents the end of the various regulatory investigations involving the Company. Notably, all have resulted in the same outcome, wherein no fines, censures, or penalties of any kind were levied against the Company or its officers.

While we are indeed thankful to put these regulatory matters behind us, it came at a considerable cost, both with respect to time lost and money spent. In connection with the SEC matter alone, the Company incurred over $1.6 million in legal fees, to go along with countless management hours devoted to responding to requests from the SEC’s staff. Perhaps of even greater lament is that as a result of the regulatory “cloud” that hovered over the Company during the investigation, we were unable to pursue certain strategic initiatives that we believe would have been beneficial to the Company and our shareholders.

7001 North Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253 • T. 480-840-8400 • F.480-840-8401 • imhfc.com IMH Holdings, LLC • BK 0920166

Lawsuits

Two shareholder related lawsuits remain pending against the Company and certain of its officers. We maintain our stance and belief that these suits are meritless. Nevertheless, in the interest of putting the distraction of outstanding litigation behind us, we have engaged in lengthy discussions with opposing counsel in the Delaware class action (where four previously separate suits were consolidated into one “class”), with the hope of reaching a negotiated resolution. To that end, management has in fact reached a tentative settlement in principle to resolve all claims asserted in the Delaware class action. On January 31, 2012, the parties executed a “Memorandum of Understanding” (MOU) reflecting the terms of the tentative settlement in principle, which was included in our Form 8-K filed with the SEC on February 6, 2012.

The MOU still needs to be documented in detail and approved by the court in order to take effect. We believe that the final settlement will remove yet another obstacle that has impeded our progress. The MOU provides that all members of the IMH Secured Loan Fund, LLC as of May 13, 2010 are automatically considered to be members of the class. If you are a member of the class, as approved by the court, you will receive a notice within the next several months regarding your rights related to this settlement.

Resolution of the Delaware class action would leave only one other shareholder lawsuit unresolved – a suit filed in an Arizona court by an individual shareholder and parties related to him. This lawsuit makes claims substantially similar to those asserted in the Delaware class action as well as complaints made by this shareholder to the SEC and other regulatory agencies (all of which, as described above, have specifically declined to take any action against the Company). We will continue to vigorously defend against this lawsuit as well.

Expense Reduction and Office Move

Although much time and energy has been spent on quieting the “noise,” we remain resolute in accomplishing the strategic business goals I have laid out in my prior correspondence to you. An imperative objective for the Company has been, and will continue to be, the reduction of expenses. With the SEC matter now behind us and the Delaware class action hopefully winding to a close, we anticipate that our legal costs, which have represented a sizeable expense over the last few years, will be dramatically reduced.

That said, we recently achieved another very important cost cutting measure by completing our move to new corporate offices. We have relocated to smaller and less expensive office space just up the street from our prior location. We expect that over the next five years, this move will save the Company more than $3 million.

Our email and telephone numbers remain the same, but please update your records to reflect our new address, as follows:

IMH Financial Corporation - 7001 North Scottsdale Road, Suite 2050, Scottsdale, AZ 85253

Our Portfolio and Business

Over the last few years, we have acquired certain operating assets through the foreclosure of the related loans, or deed in lieu thereof. With such assets, there comes not only the challenge and cost of day-to-day operations but also the opportunity to revitalize properties that had suffered during the real estate market collapse. One such property, of which we have recently taken ownership, is a large-scale residential golf community in northwestern Arizona called Laughlin Ranch (see attached pictures). IMH now owns the golf course, health spa, restaurant, clubhouse, and approximately 250 residential lots. We intend to foster the continued growth of this residential golf community, and believe there is an opportunity to cull great financial benefit by developing this property – most likely through joint ventures with quality homebuilders.

The Company also expects to implement a series of commercial mortgage and real estate investment activities, in order to increase assets under management and the associated income and value derived therefrom. We have identified certain portfolio assets that we believe could yield significantly greater returns by developing the properties for future operation and sale rather than selling them now in their “as is” condition. The ability to create value through the real estate development process is a key aptitude we gain through our relationship with our consultants, New World Realty Advisors (“New World”), which we anticipate will help bolster our financial results and further distinguish us from our competitors.

Development often requires significant capital. Fortunately, our relationship with New World opens up to us an extensive network of capital markets relationships to which we did not previously have access. We are currently exploring the possibility of sponsoring funds or other ventures with institutional investors through what are typically referred to as “side-car” investment vehicles. If we decide to follow this path, instead of bringing new investment capital directly into the Company, we would contribute cash and certain assets to sponsored investment vehicles in exchange for equity ownership in those vehicles, managerial oversight, and profit participation. We are still in the white-board stages of this process and although preliminary discussions and related financial models look promising, there can be no assurance that we will pursue any such strategies in the near term or at all.

Recovery

Over the last three years, the Company has reported significant losses, resulting in an approximate 55% reduction in IMH’s net stockholders’ equity. Beyond traditional operating expenses, a substantial amount was spent on legal fees, loan enforcement, the foreclosure process, and property taxes. Importantly however, the majority of losses over the last three years were actually due to non-cash expense items such as “provision for credit loss” and “impairment of real estate owned.” In fact, those two expense lines alone accounted for over 80% of the losses and the associated decrease in the Company’s book value over that timeframe.

We understand that for you, our shareholders, our financial improvement cannot occur soon enough. However, we must bear in mind that real estate is, in most instances, a slow moving asset. Yet, if as we anticipate, the pendulum soon begins to swing in a positive direction for real estate values, we expect that there would be a corresponding reduction in non-cash adjustments. That, combined with our recent and ongoing cost cutting measures, leads us to believe that we may well achieve a return to profitability by year’s end (based on EBITDA). As always, we encourage you to read our SEC filings, which contain full corporate financials and other important information related to the Company, our portfolio, and ongoing business.

While focused on the various initiatives at hand, the Company’s officers and outside consultants remain nimble and poised to redirect our efforts as economic circumstances unfold. We are eager to demonstrate improved financial results to our shareholder constituency, but also realistic enough to know that much work is still ahead of us. We appreciate your ongoing support and patience as we seek to restore shareholder value.

Sincerely,

Will Meris

President & CEO

IMH Financial Corporation

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.

Forward-Looking Statements

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC.

These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

LAUGHLIN RANCH
LEGEND
Laughlin Ranch Golf Club
Black Mountain Estates
The Overlook
The Pinnacle
The Canyons

18th hole overlooking the lake and 39,000 square foot

8th hole in view of some of the 388 finished homes within the 765 lot community